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Exhibit 10.27

BladeLogic, Inc.
Series A Preferred Stock Redemption Agreement

        THIS SERIES A PREFERRED STOCK REDEMPTION AGREEMENT (the "Redemption Agreement") is made this 12th day of June, 2007 by and among (i) BladeLogic, Inc., a Delaware corporation (the "Company") and (ii) the parties named as Investors in that certain Common Stock and Series A Preferred Stock Purchase Agreement dated as of September 6, 2001 (collectively, the "Investors"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Seventh Amended and Restated Certificate of Incorporation of the Company filed December 4, 2006 with the Secretary of State of the State of Delaware, as amended to date (the "Certificate of Incorporation").

        WHEREAS, the Company has filed a registration statement on Form S-1 (as amended from time to time, the "Registration Statement") with the Securities and Exchange Commission to effect a firmly underwritten, registered initial public offering (the "IPO") of common stock, par value $.001 per share, of the Company (the "Common Stock");

        WHEREAS, pursuant to the terms of the Certificate of Incorporation, if requested in writing by the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), the Company shall redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Redemption Amount on the date ninety (90) days after the closing of the IPO; and

        WHEREAS, the Company and the Investors desire that the Company redeem the Series A Preferred Stock immediately following the closing of the IPO with payments to be paid by the Company out of the proceeds of the IPO;

        NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and agreed to by all parties, the parties hereto agree as follows:

1.
Redemption of Series A Preferred Stock. Notwithstanding anything to the contrary in the Certificate of Incorporation, and subject to the terms and conditions of this Redemption Agreement, the Company and the Investors hereby agree that the Company may and will redeem the Series A Preferred Stock contemporaneously with the closing of the IPO with the aggregate Series A Redemption Amount to be paid by the Company out of the proceeds of the IPO.

2.
Acknowledgment. The Company and the Investors acknowledge and agree that all other provisions of the Certificate of Incorporation shall remain in full force and effect.

3.
Effectiveness. This Redemption Agreement shall be effective upon execution by the Company and the Investors; however, the redemption of the Series A Preferred Stock as contemplated by this agreement is conditioned upon the closing of the IPO.

4.
Amendments, Waivers and Consents. For the purposes of this Redemption Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and the Investors and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, or requests or demands made pursuant to, this Redemption Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument or instruments signed by the Investors and the Company.

5.
Governing Law. This agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware.

6.
Counterparts. This Redemption Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Redemption Agreement may be executed via facsimile, which shall be deemed an original.

7.
Integration. This Redemption Agreement, including the exhibits, documents and instruments referred to herein or therein and any other instruments, documents or agreements executed or delivered herewith on the date hereof, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Redemption Agreement as of the date first set forth above

COMPANY:
BLADELOGIC, INC.
By:	/s/ Dev Ittycheria Name: Dev Ittycheria Title: President and CEO
INVESTORS:
BESSEMER VENTURE PARTNERS V L.P. BESSEC VENTURES V L.P. BVE 2001 LLC BVE 2001(Q) LLC BIP 2001 L.P.
By:	Deer V & Co. LLC, General Partner/Managing Member
By::	/s/ J. Edmund Colloton
Name: J. Edmund Colloton Title: Executive Manager
BATTERY VENTURES VI, L.P.
By:	Battery Partners VI, LLC General Partner
/s/ R. David Tabors Name: R. David Tabors Title: Member Manager
BATTERY INVESTMENT PARTNERS VI, LLC
/s/ R. David Tabors Name: R. David Tabors Title: Member Manager

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BladeLogic, Inc. Series A Preferred Stock Redemption Agreement